For Immediate Release
For Information Contact:
Lydia Botham
651-481-2123
lrbotham@landolakes.com
Lani Jordan
651-355-4946
lani.jordan@chsinc.com

CHS and Land O’Lakes Repositioning Agriliance Businesses

CHS to Acquire Crop Nutrients; Land O’Lakes to Acquire Crop Protection Products

INVER GROVE HEIGHTS, Minn. (June 21, 2007) — Agriliance LLC owners Land O’Lakes, Inc. and CHS Inc. today announced that they are repositioning two business segments of the Agriliance agronomy joint venture. CHS is acquiring the crop nutrients wholesale distribution business. Land O’Lakes is acquiring the crop protection products business, and will align that business with the Land O’Lakes Seed division. Terms of the transaction, expected to be completed in September 2007, will not be disclosed until details are finalized.

Land O’Lakes President and CEO Chris Policinski and CHS President and CEO John Johnson say repositioning the businesses is the most appropriate strategic decision. “This repositioning is consistent with our objective of maintaining the most effective farmer-owned presence possible in the crop inputs industry. By aligning each business segment with the core competencies and strengths of each parent company, we can intensify our focus in each of these key businesses, reduce costs and even more effectively supply valuable crop inputs to members and customers,” they said jointly.

Agriliance will continue as a Land O’Lakes/CHS joint venture and operate its existing retail agronomy business.

The Agriliance crop nutrients business, which will be owned by CHS, provides local retailers and producers with a dependable supply of primary crop nutrients (nitrogen, phosphorus and potassium). Its supply network includes a deep-water port at Galveston, Texas, facilities at Memphis, Tenn., and strategically located crop nutrients terminals.

Under CHS ownership, the crop nutrients business will benefit from the company’s capabilities in logistics, distribution, risk management, and global trading.

The Agriliance crop protection products operation, being acquired by Land O’Lakes, includes the AgriSolutions™ line of more than 200 adjuvants, herbicides, insecticides, fungicides, defoliants and seed and grain protectants. These products are manufactured at plants in Hampton, Iowa; St. Joseph, Mo.; and Blytheville, Ark. The crop protection products operation also includes an extensive technology and education system.

The crop protection products business will become an operating unit of Land O’Lakes, closely aligned with the Land O’Lakes Seed division. The two businesses will leverage combined technical and marketing expertise in the implementation of a collaborative go-to-market strategy. Among the anticipated changes are: expanded joint promotions, marketing and brand building efforts; coordinated service offerings; and new efficiencies through shared customer service and distribution activities. These efforts also are intended to enhance the cooperative system’s AgriSolutions™ crop protection product, Origin® micronutrient and Croplan Genetics® seed brands.

About the companies

Agriliance was formed in February, 2000, and is an agronomy marketing joint venture owned by Land O’Lakes, Inc. (50 percent) and CHS Inc. (50 percent). Agriliance is a distributor and marketer of crop nutrients, crop protection products, seed (through Croplan Genetics brand) and related technical services to crop producers through local cooperatives and, company-owned retail locations and independent dealers in the U.S., Canada and Mexico.

Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.

CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives. A Fortune 500 company, CHS is owned by farmers, ranchers and cooperatives from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas, along with thousands of preferred stockholders. CHS provides products and services ranging from grain marketing to food processing to meet the needs of customers around the world. It also operates petroleum refineries/pipelines and, through a broad range of working partnerships, markets and distributes Cenex® brand energy products and renewable fuels, along with agronomic inputs and livestock feed to rural America. CHS is listed on the NASDAQ at CHSCP.

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